EXHIBIT 10.11
Sultanate of Oman Ministry of Tourism Muscat Minister’s Office

Ref: MOT/l/2/ 676/2012 Date:  9 May 2012

Mr. Frank J. Drohan

Managing Director,

Omagine LLC.
P.O. Box: 708 P.C: 115

Dear Mr. Drohan,

Re: Omagine Project

Before we proceed with your application for Integrated Tourism Complex ("ITC") designation and approval for the OMAGINE project, we hereby request you to provide us with the following in relation to the project:

(i)
Evidence in the form of legally binding commitment letter from independent lenders of the project that adequate third party bank financing is sufficiently and available to finance the project (the "Commitment Letter") also with the Commitment Letter and specifying the details of project financing including the amount and term of the loan.

(ii)	The total estimated cost of the project and the project's ratio of debt to equity specifying the cost of each components/ elements in the project.
(iii)
A letter of undertaking from the promoters of the project, in the event that the project is executed by your company, the promoters will not sell, assign or transfer the project to a third party at any time before the completion of the project without the prior written approval of the Ministry,

(iv)
A letter of undertaking from the promoters of the project that the project company entering into a development agreement with the Ministry will be a Joint Stock Company with the same shareholders as Omagine LLC.

The Ministry would enter into a development agreement for the project upon being satisfied that all the foregoing prerequisites have been validly provided.

We should be pleased to receive the foregoing letters and information within sixty (60) days from the date of this letter.

Yours Sincerely, /s/ Ahmed bin Nasser bin Hamed Al-Mahrizi Ahmed bin Nasser bin Hamed Al-Mahrizi Minister of Tourism